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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Citizens First Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060
April 20, 2007
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Citizens First Bancorp, Inc. The meeting will be held at the new Harborside Office Center, 1411 Third Street, Port Huron, Michigan, on Thursday, May 24, 2007 at 10:00 a.m., local (Eastern) time.
The notice of annual meeting and proxy statement appearing on the following pages describes the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of BDO Seidman, LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.
We look forward to seeing you at the meeting.
Sincerely,
Marshall J. Campbell
Chairman of the Board, President
and Chief Executive Officer

Notice of Annual Meeting of Stockholders
Proxy Statement For Annual Meeting of Shareholders to be held May 24, 2007
Introduction
Voting and Proxy Procedure
Stock Ownership
Common Stock Held by Directors, Director Nominees and Named Executive Officers
Proposal 1 — Election of Directors
Report of the Audit Committee
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Outstanding Equity Awards Table
Option Exercises and Stock Vested Table
Nonqualified Deferred Compensation Table (Management Plan1 and ExSOP2 for 2006)
Qualified Plan Pension Benefits Table
Grants of Plan Based Awards (2006)
Director Compensation Table (2006)
Compensation Committee Interlocks and Insider Participation
Transactions with Related Parties
Section 16(a) Beneficial Ownership Reporting Compliance
Proposal 2 — Ratification of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm Fees
Other Information about the Company
Stockholder Proposals and Nominations

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060
Notice of Annual Meeting of Stockholders
On Thursday, May 24, 2007, Citizens First Bancorp, Inc. (the “Company”) will hold its annual meeting of stockholders at the new Harborside Office Center, 1411 Third Street, Port Huron, Michigan. The meeting will begin at 10:00 a.m., local (Eastern) time. At the meeting, the stockholders will consider and act on the following:
1.	The election of two directors to serve terms of three years;

2.	The ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007; and

3.	The transaction of any other business that may properly come before the meeting.
The Board of Directors is not aware of any other business scheduled to come before the meeting.
Only stockholders of record at the close of business on March 26, 2007 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.
Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.
By order of the Board of Directors,
Timothy D. Regan
Secretary
Port Huron, Michigan
April 20, 2007
Important: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060
Proxy Statement For Annual Meeting of
Shareholders to be held May 24, 2007
Introduction
     This Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens First Bancorp, Inc. (the “Company”) to be used at the 2007 Annual Meeting of stockholders of the Company (the “Annual Meeting”). The Company is the holding company for Citizens First Savings Bank (the “Bank”). The Annual Meeting will be held at the new Harborside Office Center, 1411 Third Street, Port Huron, Michigan on Thursday, May 24, 2007 at 10:00 a.m., local (Eastern) time. This Proxy Statement and the enclosed proxy card are being mailed on or about April 20, 2007 to stockholders of record on March 26, 2007 (the “Record Date”).
Voting and Proxy Procedure
Who Can Attend and Vote at the Meeting
     You are entitled to vote your shares of common stock, no par value, of Company (the “Common Stock”) at the Annual Meeting if the records of the Company show that you held your shares as of the close of business on the Record Date. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares of Common Stock at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee on how to vote your shares at the Annual Meeting.
     If you are a stockholder as of the close of business on the Record Date, you may, but are not required to, attend the Annual Meeting. However, if you hold your shares of Common Stock in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from a bank or broker are acceptable examples of proof of ownership. If you want to vote your shares of Common Stock held in street name in person at the Annual Meeting, you will need to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.
     As of the close of business on the Record Date, a total of 8,423,414 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters submitted to the stockholders for a vote; provided, however, that pursuant to the Company’s Certificate of Incorporation a record owner of shares of Common Stock, which are beneficially owned, either directly or indirectly, by a person or entity that beneficially owns in excess of 10% of the Company’s issued and outstanding shares of Common Stock, is not entitled or permitted to any vote with respect to the shares of Common Stock held in excess of the 10% aggregate limit.

Vote Required
     A majority of the issued and outstanding shares of Common Stock entitled to vote is required to be represented at the Annual Meeting in order to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
     In voting on the election of the directors, you may vote your shares of Common Stock in favor of both nominees, withhold your vote for both nominees, or withhold your vote as to either nominee. Directors are elected by a plurality of the shares of Common Stock voted in favor of such nominees. This means that the nominee receiving the greatest number of votes will be elected.
     In voting on the ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm, you may vote your shares of Common Stock for the proposal, against the proposal or abstain from voting. The ratification of BDO Seidman, LLP will be decided by the affirmative vote of a majority of the shares of Common Stock voting on such matter. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.
Voting by Proxy
     The Company’s Board of Directors is sending you this Proxy Statement and the enclosed proxy card to request that you allow your shares of Common Stock to be represented at the Annual Meeting by the proxy committee designated in the enclosed proxy card. All shares of Common Stock represented at the Annual Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “for” each of the nominees for Director, and “for” ratification of BDO Seidman, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007.
     If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the members of the proxy committee designated in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is postponed or adjourned, your shares of Common Stock may be voted by the proxy committee designated in the proxy card on the new meeting date as well, unless you have revoked your proxy. As of the date of this Proxy Statement, the Company does not know of any other matters to be presented at the Annual Meeting.
     You may revoke your proxy at any time before a vote is taken at the Annual Meeting. To revoke your proxy, you must either advise the Secretary of the Company in writing before your shares of shares of Common Stock have been voted at the Annual Meeting, deliver a later dated proxy or attend the Annual Meeting and vote your shares in person by ballot. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

     If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that is provided by your broker, bank or other nominee and which accompanies this Proxy Statement.
Proxy Solicitation
     Proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and the Bank without any additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse those record holders for their reasonable expenses in doing so.
Participants in Citizens First Savings Bank ESOP and 401(K) Plan
     If you participate in the Citizens First Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares of Common Stock through the Citizens First Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive with this Proxy Statement a vote authorization form for each plan that will reflect all shares you may direct the trustees to vote on your behalf under these plans. Under the terms of the ESOP, all shares of Common Stock held by the ESOP are voted by the ESOP trustee, but each participant in the ESOP may direct the trustee how to vote the shares of Common Stock allocated to that participant’s account. Unallocated shares of Common Stock held by the ESOP and the allocated shares for which no timely instructions are received will be voted by the ESOP trustee in accordance with the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Common Stock credited to your account in the 401(k) Plan. The 401(k) Plan trustee will not vote the shares of Common Stock for which it does not receive timely instructions from participants.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Stock Ownership
Significant Stockholdings
     As of the Record Date, the following persons or entities were the only stockholders known to the Company to be beneficial owners of more than five percent (5%) of the Company’s issued and outstanding shares of Common Stock:

Name and Address of	Shares of Common	Percent
Beneficial Owner	Stock Owned	of Class
Private Capital Management (1) Bruce S. Sherman Gregg J. Powers 8889 Pelican Bay Blvd. Naples, Florida 34108	761,347	9.0%

Citizens First Foundation, Inc. 525 Water Street Port Huron, Michigan 48060	779,606	9.26%

Wellington Management Company, LLP (2) Wellington Trust Company, NA 75 State Street Boston, Massachusetts 02109	563,300	6.69%

Citizens First Savings Bank Employee Stock Ownership Plan (3) 525 Water Street Port Huron, Michigan 48060	733,010	8.7%

Keeley Asset Management Corp., (4) Kamco Thrift Partners Limited Partnership, John L. Keeley, Jr. 401 South LaSalle Street Chicago, Illinois 60605	633,610	7.52%

Dimensional Fund Advisors LP (5) Dimensional Holdings, Inc. 1299 Ocean Avenue Santa Monica, CA 90401	635,321	7.54%

Notes to Significant Stockholdings Table
(1)	Based on the Amendment No. 5 to Schedule 13G as filed by such beneficial owner with the Securities and Exchange Commission on February 14, 2007. Such beneficial owner discloses shared voting power and shared dispositive power over 760,747 shares of Common Stock. Bruce S. Sherman is CEO of Private Capital Management (“PCM”) and Gregg J. Powers is President. In these capacities, Messrs. Sherman and Powers exercise shared dispositive and shared voting power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group.
(2)	Based on the Amendment to Schedule 13G as filed by such beneficial owner with the Securities and Exchange Commission as of February 14, 2007. Such beneficial owner discloses shared voting power over 161,600 shares of Common Stock and shared dispositive power over 563,300 shares of Common Stock. As disclosed in the Schedule 13G, Wellington Trust Company, NA, the owner of the subject shares of Common Stock, is a wholly-owned subsidiary of Wellington Management Company, LLP.
(3)	Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee may vote unallocated shares, and allocated shares for which no timely voting instructions are received, in accordance with its fiduciary duties. As of the Record Date, 224,915 shares of Common Stock had been allocated to participants’ accounts and 508,095 shares remain unallocated under the ESOP.
(4)	Based on Schedule 13G as filed by such beneficial owners with the Securities and Exchange Commission on February 1, 2007. Such beneficial owners disclose sole voting over 584,666 shares of Common Stock and sole dispositive power over 598,341 shares of Common Stock as beneficially owned by Keeley Asset Management Corp., sole voting and dispositive power over 18,000 shares of Common Stock as beneficially owned by Kamco Thrift Partners Limited Partnership, and sole voting and dispositive power over 17,629 shares as beneficially owned by John L. Keeley, Jr. Holders also filed an Exhibit 1 to the Schedule 13G in which they state they do not admit to being members of a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 with respect to any securities of the Company.
(5)	Based on Schedule 13G as filed by such beneficial owner with the Securities and Exchange Commission as of February 1, 2007. Such beneficial owner discloses sole voting and dispositive power over 635,321 shares of Common Stock.

Common Stock Held by Directors, Director Nominees and Named Executive Officers
     The following table sets forth the beneficial ownership as of the Record Date of the issued and outstanding Common Stock by each of the Company’s directors, director nominees and the Company’s named executive officers, as well as the directors, director nominees and named executive officers as a group.

	Shares of
	Common
	Stock		Percentage
Name	Owned(1)		of Class
Marshall J. Campbell	128,740	(2)	1.56%
Ronald W. Cooley	37,692	(3)	*
Walid Demashkieh, M.D.	11,496	(4)	*
Robert L. Patterson	1,000	(5)	*
Gerald L. Bouchard	500	(6)	*
Timothy D. Regan	65,162	(7)	*
J. Stephen Armstrong	47,852	(8)	*
Ronald DiCicco	5,000	(9)	*
Douglas E. Brandewie	17,767	(10)	*
Janice U. Whipple	8,300	(11)	*
All directors, director nominees and named executive officers as a group (10 Persons)			3.84%

*	Less than 1%.
Notes for Director and Officer Beneficial Ownership Table
(1)	Except as otherwise noted, none of the named individuals holds with another person either voting or investment power. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2)	Includes 31,354 shares over which Mr. Campbell has voting, but not investment, power.

(3)	Includes 3,300 shares subject to options that are currently exercisable.

(4)	Includes 3,300 shares subject to options that are currently exercisable. Includes 700 shares owned by Dr. Demashkieh’s spouse, for which Dr. Demashkieh disclaims beneficial ownership. Includes 3,291 shares held in trusts by Dr. Demashkieh’s spouse for which he disclaims beneficial ownership.

(5)	Includes 300 shares awarded under the Company’s 2001 Stock Based Incentive Plan.

(6)	Mr. Bouchard was appointed to the Company’s Board of Directors in July of 2006.

(7)	Includes 5,700 shares over which Mr. Regan has voting, but not investment, power. Includes 5,000 shares owned by Mr. Regan’s spouse, for which Mr. Regan disclaims beneficial ownership. Includes 26,000 shares subject to options that are presently exercisable.

(8)	Includes 5,313 shares over which Mr. Armstrong has voting, but not investment, power. Includes 26,000 shares subject to options that are presently exercisable. Includes 390 shares owned by Mr. Armstrong’s spouse, for which Mr. Armstrong disclaims beneficial ownership.

(9)	Includes 5,000 shares over which Mr. DiCicco has voting, but not investment, power.

(10)	Includes 3,600 shares over which Mr. Brandewie has voting, but not investment, power. Includes 6,000 shares subject to options that are presently exercisable.

(11)	Mrs. Whipple is a nominee for a director position with the Company, and is a director of the Bank. The reported shareholdings include 3,300 shares subject to options that are currently exercisable, and 5,000 shares owned by Mrs. Whipple’s husband’s IRA, for which Mrs. Whipple disclaims beneficial ownership.
Proposal 1 — Election of Directors
     The Company’s Board of Directors currently consists of five positions. The Board is divided into three classes. The classes have staggered three-year terms. The nominees for election this year are Walid Demashkieh, M.D. and Janice U. Whipple.
     On July 3, 2006, the Board of Directors (1) accepted Timothy D. Regan’s resignation as a Director of the Company, and appointed him to the Board of Directors of the Company’s wholly owned subsidiary, Citizens First Savings Bank (“Bank”); (2) appointed Robert L. Patterson to fill the vacancy created by Mr. Regan’s resignation; (3) increased the number of directors who shall constitute the whole board from five to six with that additional directorship to expire at the annual meeting held in 2008; and (4) appointed Gerald R. Bouchard to the newly created directorship. On August 23, 2006, Mr. Kellerman submitted his letter of resignation which the Board accepted on August 24, 2006. At its March 22, 2007 meeting, the Board of Directors voted to decrease the size of the Company’s Board to five, such that no vacancy will exist by reason of Mr. Kellerman’s departure. Mr. Patterson has decided to retire, and asked the Nominating Committee not to re-nominate him for his seat on the Company’s Board. The Nominating Committee then nominated Mrs. Whipple, a member of the Bank’s Board, to succeed Mr. Patterson on the Company’s Board.
     It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If either nominee is unable to serve, the Proxy Committee designated in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why either nominee might be unable to serve.
     The Board of Directors has determined that all Directors and nominees have met the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards with the exception of Marshall J. Campbell, who is the Chief Executive Officer of the Company. In making this determination, the Board of Directors took into account the transactions disclosed under the caption

“Transactions with Related Parties” appearing later in this Proxy Statement. In making this determination, the Board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. Directors and nominees determined to be independent by the Board of Directors are Ronald W. Cooley, Walid Demashkieh, M.D., Gerald R. Bouchard, Robert L. Patterson and Janice U. Whipple.
     The Nominating Committee of the Board of Directors recommends director candidates to the Board of Directors for nomination, in accordance with the Nominating Committee’s Charter and the Company’s Bylaws. The Nominating Committee has investigated and assessed the background and skills of potential candidates. The Nominating Committee is empowered to engage a third party search firm to assist, but the Nominating Committee currently believes that the existing directors and executive management of the Company and its subsidiaries have significant networks of business contacts to identify candidates. Upon identifying a candidate for serious consideration, one or more members of the Nominating Committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other Committee members (individually or as a group), meet the Company’s Chief Executive Officer and other executive officers and ultimately meet the other Directors. The Nominating Committee would elicit feedback from all persons who met the candidate and then determine whether or not to recommend the candidate to the Board of Directors for nomination.
     The Company’s Bylaws currently provide for certain minimum requirements for Directors, including (1) at least one year’s residency in a county where the Company or one of its subsidiaries maintains a banking office, or a county contiguous to any such county, and (2) no directorship or executive officer position held at a competing financial institution. The Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics set forth the following criteria for Directors: independence (a majority of the Directors must be independent); honesty and integrity; willingness to devote sufficient time to fulfilling duties as a Director; particular experience, skills or expertise relevant to the Company’s business; depth and breadth of business and civic experience in leadership positions; and ties to the Company’s geographic markets. Directors must also beneficially own at least 2,500 shares of Company Common Stock within a year of becoming a director. No director may be nominated by the Board to serve a new term after reaching age 75. The Company’s Corporate Governance Guidelines provide that shareholders may propose nominees by submitting the names and qualifications of such persons to the Chairman of the Nominating Committee. Submissions are to be addressed to the Chairman of the Nominating Committee at the Company’s executive offices, which submissions will then be forwarded to the Chairman. The Nominating Committee would then evaluate the possible nominee using the criteria outlined above and would consider such person in comparison to all other candidates. The submission should be made no later than December 31 of each year for consideration in regard to the next annual meeting of stockholders. The Nominating Committee is not obligated to recommend to the Board, nor the Board to nominate, any such individual for election.
     The Nominating Committee has not hired any director search firm in 2005, 2006, or in 2007 and, accordingly, paid no fees to any such firm. As indicated above, however, the Nominating Committee may do so in the future if necessary.
     Neither the Board nor the Nominating Committee has implemented a formal policy regarding Director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2006, all Company Directors attended the Annual Meeting.

Recommendation of Board of Directors
     The Board of Directors recommends a vote “FOR” the election of the nominees, and your proxy will be so voted unless you specify otherwise.
     Information regarding the nominees and the Directors continuing in office is provided below. In addition, information regarding each of the Company’s Executive Officers is provided. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each individual’s biographical information is as of December 31, 2006.
Nominees for Election of Director
     Walid Demashkieh, M.D., age 58, has been a Director of the Company since 2002. Dr. Demashkieh is a shareholder, director and the President of, and a board certified general surgeon with, Huron Surgical Clinic, P.C. located in Port Huron, Michigan. Dr. Demashkieh served as a member of the Board of Trustees of Port Huron Hospital from 1992 to 2002 and its Chairman from 1999 to 2002. Dr. Demashkieh was Chief of Surgery of Mercy Hospital from 1997 to 1998 and Chief of Staff at Port Huron Hospital from 1989 to 1990.
     Janice U. Whipple, J.D., age 54, has been a Director of the Bank since 1995. Mrs. Whipple is the President and Chairman of the Board of Woman’s Life Insurance Society, a not-for-profit membership organization offering life insurance and annuities to its members as well as outreach programs and activities that enable its members to make a difference in their communities. Mrs. Whipple joined Woman’s Life in 1979 serving as its general counsel before becoming its national president in 1990. She is an honors graduate of Central Michigan University and holds a Juris Doctorate degree (cum laude) from Thomas M. Cooley Law School in Lansing, Michigan. Mrs. Whipple is a member of the National Fraternal Congress (NFCA) Board of Directors, currently serving as Chair of the Board. She also serves on the Steering Committee and Education Committee of the St. Clair County Community Foundation Women’s Initiative and is a member and past president of the NFCA’s President’s Section and Law Section. She has also served on the advisory boards of the Community Foundation and the Port Huron Salvation Army. Mrs. Whipple is a Fellow of the Life Management Institute and is a newly designated Fraternal Insurance Counselor.
Directors Continuing in Office
     The terms of the below Directors are scheduled to end at the Company’s Annual Meeting in 2008:
     Ronald W. Cooley, age 60, has been a Director of the Company since 2001. Mr. Cooley is the principal owner of Cooley Enterprises, a real estate development firm. He is also a real estate broker with O’Connor Realty, and several affiliated companies, all of which are real estate brokerage firms. All of these businesses operate in the Port Huron, Michigan area. Mr. Cooley has served as a Board member and president of the Marysville Chamber of Commerce and Council member for the City of Marysville and was a member of the Board of Directors of The Commercial & Savings Bank of St. Clair County, a commercial bank located in St. Clair, Michigan, until its sale in 1997. He is currently an advisory trustee for The Community Foundation of St. Clair County. Mr. Cooley also is a member of the Board of Directors of Citizens First Foundation, Inc.
     Gerald R. Bouchard, age 74, has been a Director of the Company since July 3, 2006. Mr. Bouchard had served as the City Manager of the City of Port Huron for 32 years prior to his retirement in 1997. Mr. Bouchard is a graduate of the University of Maine with a B.A. in Public Management, and earned an M.A. from the Wharton Graduate School at the University of Pennsylvania, where he was a Fels scholar. During his career Mr. Bouchard has served his profession as Vice President, International City Management Association (ICMA); Member, ICMA European Task Force; Chairman, ICMA Retirement Corporation Board; First Vice President, Michigan City Management Association; Recipient of ICMA Management Innovation Award; Chairman, ICMA Insurance Trust; Member, Michigan City Management Association; Member, National League of Cities; and Member, Michigan Municipal League. Mr. Bouchard has also served his community as First Vice President, Port Huron-St. Clair Industrial Development Corporation; Advisory Board Member, Port Huron-St. Clair County International Trade Office; and Trustee, Community Foundation of St. Clair County.
     The terms of the following Directors are scheduled to end at the Company’s Annual Meeting in 2009:
     Marshall J. Campbell, age 56, has been the Company’s Chairman of the Board of Directors since 2000. Mr. Campbell was appointed President and Chief Executive Officer of the Company in August 2001. In August 2001, Mr. Campbell was also appointed Chairman of the Board, President and Chief Executive Officer of the Bank. Mr. Campbell has been a Director of the Bank since 1997. Upon the Company’s acquisition of Metro Bancorp, Inc., Mr. Campbell was elected to serve on the Board of Directors of Metrobank, which was merged into the Bank on October 1, 2005. Prior to August 2001, Mr. Campbell served as President and Chief Executive Officer of Marshall E. Campbell Company, Inc. Mr. Campbell continued to serve on the Board of Directors of that company until December 31, 2003. Mr. Campbell served as a Director of The Commercial & Savings Bank of St. Clair County for nine years and as a Director of its holding company, Seaway Financial Corporation, for three years prior to their sale in 1997. Mr. Campbell also served as a Trustee of Blue Water Health Systems, Inc., the parent corporation of Port Huron Hospital, on whose board he served from 1989 until 1999. Mr. Campbell was Chairman of the Board of Port Huron Hospital for four of those years. Mr. Campbell has also previously served as a Trustee to the Port Huron School District and served as President of the Board of Education. Mr. Campbell is a Trustee, and Secretary, of The Community Foundation of St. Clair County, President of the Economic Development Alliance of St. Clair County and Vice-President of the St. Clair County Community College Foundation. Mr. Campbell is the Chairman of the Board of Directors of Citizens First Foundation, Inc. (the “Foundation”), and serves the Board as the President of the Foundation.
Executive Officers
     In addition to Mr. Campbell, whose biographical information is set forth above, below is information regarding the other Executive Officers of the Company:
     Timothy D. Regan, age 45, was appointed a Director of the Bank in 2006. Mr. Regan has also been employed by the Company as its Secretary and Chief Financial Officer since 2000. Mr. Regan has been employed by the Bank since 1983. He has served as Senior Vice President and Secretary of the Bank since 1988 and was appointed its Chief Financial Officer in the fiscal year ended March 31, 2002. Mr. Regan has served as a member of the Board of Trustees of Port Huron Hospital since 2002.

     J. Stephen Armstrong, age 55, the Bank’s Senior Vice President and Chief Lending Officer, has served as the Bank’s Senior Vice President, Commercial Banking since 1999 and has been employed by the Bank since 1995. Mr. Armstrong is also responsible for the administration of commercial lending, business banking, cash management, and public funds services. Mr. Armstrong is Vice Chairman of the St. Clair County Community Mental Health Authority and Treasurer of the Port Huron Township Downtown Development Authority.
     William G. Oldford, Jr., age 41, has served as Bank’s Senior Vice President and Senior Trust Officer since 1999. Prior to that date, Mr. Oldford practiced law with the law firm of Christensen & Ehret. As Senior Trust Officer, Mr. Oldford is responsible for the management and administration of Bank’s Asset Management and Trust Department. Mr. Oldford is a member of the board of directors of the Boy Scouts of America – Blue Water Council, which he serves as Past-President. Mr. Oldford also serves as a Trustee of The Community Foundation of St. Clair County.
     Douglas E. Brandewie, age 47, has served as President of Citizens First Mortgage, L.L.C. since January 2005. Mr. Brandewie has 25 years of mortgage banking experience. Most recently, he was President of Mortgage Banking with Republic Bank of Ann Arbor, Michigan for seven years. Mr. Brandewie has served as a director with the Michigan Mortgage Lenders Association and Ohio Mortgage Bankers Association. Also, he was a member of the Federal National Mortgage Association and Federal Home Loan Mortgage Corporation advisory boards.
     Richard W. Stafford, age 41, has served as Bank’s Vice President of Operations and Technology since January 2005. Mr. Stafford has 19 years of banking experience and has been associated with the Company for two years through his affiliation with Metrobank, formerly a subsidiary of the Company. Mr. Stafford has an MBA from Walsh College and is a graduate of the ABA Graduate School at Georgetown University. Prior to his current position, he has served in various management, operational, and information technology positions at Metrobank, Comerica and Manufacturers Bank. Mr. Stafford is currently responsible for administration of Bank’s deposit operations, information technology network services, information-technology core processing, item processing, mobile banking, and staff development and training. Mr. Stafford serves on various Chambers and is an active “Wish Grantor” for the Make-A-Wish Foundation of Michigan.
     Ronald DiCicco, age 56, joined the Bank in August of 2005 as President of Metrobank, its then wholly owned subsidiary. Since Metrobank’s merger into the Bank on October 1, 2005, Mr. DiCicco has served as Regional President, responsible for all facets of banking and trust services for the Oakland County based branches of the Bank. Mr. DiCicco began his career with Manufacturers Bank, where he worked in retail, wholesale, and product management areas. He was also a Regional Manager for community banking and responsible for over 100 branch offices. Prior to joining Metrobank, Mr. DiCicco was employed with Comerica Securities, where he was National Sales Manager in charge of the Retail Sales Division. Mr. DiCicco holds bachelors’ and masters’ degrees from Central Michigan University.
Board Meetings
     The Board of Directors of the Company met 12 times in 2006. All Directors attended each of the meetings of the Board of Directors for the period of time in which he served. All Directors attended all of the meetings of each committee on which he served for the period of time in which he served.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
     The Board of Directors has adopted the Citizens First Bancorp, Inc. Corporate Governance Guidelines, which may be found on the Company’s website at www.cfsbank.com. The Corporate Governance Guidelines require, at all times when the Chairman of the Board of Directors is not an independent director, that the Board of Directors select from its independent directors a person to serve as the Lead Director. Among the responsibilities of the Lead Director, as set forth in the Corporate Governance Guidelines, is the responsibility to ensure that the Company’s Board of Directors functions independently of Company’s management. Dr. Demashkieh was selected as the Lead Director in 2006, and continues to serve in that capacity. The Board has also adopted the Citizens First Bancorp, Inc. Code of Business Conduct and Ethics, which may be found on the Company’s website at www.cfsbank.com.
Communications with the Board
     Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Citizens First Bancorp Board of Directors, 525 Water Street, Port Huron, MI 48060. All letters directed to the Board of Directors will be received and processed by the Corporate Secretary and will be forwarded to the Chairman of the Audit Committee without any editing or screening.
Committees of the Board
     The Board of Directors of the Company has standing Audit, Compensation, and Nominating Committees. The membership of these committees is noted below.
     Audit Committee. Mr. Patterson, Chairman, Mr. Cooley, Dr. Demashkieh and Mr. Bouchard are the members of the Audit Committee.
     The Audit Committee met four times during 2006 and each member attended each Committee meeting. The functions of this Committee include the engagement of an independent registered public accounting firm (“independent auditor”), reviewing with the independent auditor the plans and results of the audit engagement of the Company, approving the annual audit plan, reviewing the results of the procedures for internal auditing, reviewing the independence of the independent auditor, reviewing the Company’s financial results, reviewing Securities and Exchange Commission filings, reviewing the effectiveness of the Company’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent auditor. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which may be found on the Company’s website at www.cfsbank.com. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards. The Board of Directors has determined that Mr. Patterson is an audit committee financial expert for the Company and is independent in accordance with the standards described in the preceding sentence. The report of the Audit Committee for 2006 appears under the caption “Report of the Audit Committee.”

     Compensation Committee. Dr. Demashkieh, Chairman, Mr. Patterson, Mr. Bouchard and Mr. Cooley are the members of the Compensation Committee.
     The Board of Directors has a Compensation Committee comprised entirely of independent Directors. Director and executive officer compensation are determined by this Committee of the Board of Directors. The Board of Directors has adopted a Compensation Committee Charter which may be found on the Company’s website at www.cfsbank.com. This Committee met three times during 2006 and each member attended each Committee meeting. The Compensation Committee’s report on executive compensation matters for 2006 appears under the caption “Compensation Committee Report on Executive Compensation.”
     Nominating Committee. Mr. Cooley, Mr. Bouchard and Mr. Patterson are the members of the Nominating Committee.
     The Board of Directors has a Nominating Committee comprised entirely of independent Directors. This Committee develops and recommends to the Board corporate governance policies and guidelines for the Company and for the identification and nomination of Director and committee member candidates. The Committee also recommends to the Board, for nomination by the Board in accordance with the Company’s Bylaws, nominees for election to the Board and appointment to committee membership. The Board of Directors has adopted a Nominating Committee Charter which may be found on the Company’s website at www.cfsbank.com. This Committee met twice in 2006, and each member attended both Committee meetings.
Report of the Audit Committee
     The Audit Committee of the Company’s Board of Directors (the “Committee”) is composed of a Committee Chair and three Directors. Each of the four of them is independent as defined by the National Association of Securities Dealers listing standards. The Audit Committee operates under a written charter, a copy of which may be found on the Company’s website at www.cfsbank.com.
     Management is responsible for preparing the Company’s financial statements, for the design and effectiveness of the Company’s internal controls, and for asserting the effectiveness of the internal controls with respect to the Company’s financial reporting process. The Company’s independent registered public accounting firm (herein the “independent auditor”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for examining senior management’s assertion with respect to internal controls, and for issuing a report expressing an opinion thereon. The Audit Committee is responsible for monitoring and overseeing the processes.
     In this context, the Committee has met and held discussions with management and the independent auditor (including discussions between the Committee and the independent auditor without management present), and reports as follows:

	In discharging its oversight responsibility as to the audit process, the Committee obtained, from the independent auditor, a formal written statement describing all relationships between the independent auditor and the Company that might bear on the independent auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent auditor any relationships that may impact its objectivity and independence and satisfied itself as to that auditor’s independence.

	The Committee also discussed with management, the internal auditors and the independent auditor the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, and staffing.

	The Committee reviewed, both with the independent auditor and with the internal auditors, their respective audit plans, the scope of their respective audits and identification of risks with respect to their respective audits.

	The Committee discussed and reviewed with the independent auditor all required communications, including those described in the Statement on Auditing Standards No. 61, as amended; and reviewed the results of the internal audits and the independent auditor’s examination of the financial statements, with and without management present.

	The Committee reviewed and discussed with management and with the independent auditor: (1) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2006, and (2) management’s assertion on the design and effectiveness of Company’s internal controls over the financial reporting as of December 31, 2006.
     Based on the above-mentioned review and discussions with management and the independent auditor, the Committee recommended to Company’s Board of Directors that (1) the Company’s audited consolidated financial statements, and (2) the independent auditor’s report on management’s assertion on the design and effectiveness of internal control over financial reporting, be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
     In addition, the Committee appointed BDO Seidman, L.L.P. as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2007, subject to ratification by the Company’s shareholders.
Audit Committee
Robert L. Patterson, Chairman
Ronald W. Cooley
Walid Demashkieh, M.D.
Gerald R. Bouchard

Compensation Discussion and Analysis
     This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy and policies for 2006 as applicable to the Company’s executives, including the Named Executive Officers (NEOs). The NEOs are Mr. Marshall J. Campbell, Chairman, President and Chief Executive Officer; Mr. Timothy D. Regan, Senior Vice President, Chief Financial Officer; Mr. J. Stephen Armstrong, Senior Vice President, and Chief Lending Officer; Mr. Douglas E. Brandewie, President of Mortgage Banking; and Mr. Ronald DiCicco, Regional President. The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.
1. Compensation Philosophy and Objectives.
     The central principle of the Company’s compensation philosophy is that executive compensation should be aligned with shareholder value and determined primarily by performance. The policies and underlying philosophy governing the Company’s compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:
	Provide compensation that will attract and retain superior talent and reward performance.

	Support the achievement of desired goals of the Company, primarily as set forth in the Company’s strategic plan.

	Align the senior officers’ interests with those of shareholders by placing a significant portion of pay at risk with payout dependent upon corporate performance, both on a short-term and long-term basis.
     The Compensation Committee seeks to target executive compensation at levels that the Compensation Committee believes to be consistent with others in the banking industry. The executive officers’ compensation is weighted toward programs contingent upon the Company’s level of annual and long-term performance. In general, for senior management positions of the Company (including Company’s NEOs), the Company will pay base salaries that target the market median (50th percentile) of other banks of similar asset size, growth strategy, complexity, and with similar products and markets. Goals for specific components include:
	Base salaries for executives generally are targeted at the 50th percentile.

	The Executive Bonus Plan will provide annual cash incentive compensation to executive officers when annual performance-based goals contained in the Company’s strategic plan are achieved.
2. Compensation-Related Governance and Role of the Compensation Committee.
     Committee Charter and Members. The Board of Directors of the Company has established a Compensation Committee comprised entirely of independent Directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. Pursuant to authority delegated by the Board, the Compensation Committee determines annually the compensation to be paid to the Chief Executive Officer. The Chief Executive Officer recommends annual compensation for the other NEOs, for review and approval by the Compensation Committee. As part of its annual review of the Company’s budget, the Compensation Committee approves the annual salary adjustments for employees and officers. The Chief Executive Officer does not participate in any deliberations or decisions regarding his own compensation. The Compensation Committee also structures and administers the Company’s Common Stock compensation plans, and structures and monitors the Company’s employment or change in control contracts with senior officers. Compensation decisions with respect to senior officers are based on the factors discussed in the following paragraphs of this report rather than any obligation set forth in those contracts. The Board of Directors has adopted a Compensation Committee Charter which may be found on the Company’s website at www.cfsbank.com. As of December 31, 2006, the members of the Company’s Compensation Committee are Dr. Walid Demashkieh (Chair), Robert L. Patterson, Gerald R. Bouchard, and Ronald W. Cooley, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Interaction with Consultants. The Compensation Committee has historically engaged a compensation consultant to provide input on both board and executive compensation issues. In 2006, the Compensation Committee retained Clark Consulting to assist with a compensation review for the executive officers and the board of directors, and technical assistance in preparation for the 2007 Proxy Statement. Clark Consulting is a firm that specializes in compensation matters for the banking industry. The consultant reports directly to the Compensation Committee through the committee chair. All consulting projects performed by Clark Consulting are reviewed, approved, and discussed with the Compensation Committee.
     Role of Executives in Compensation Committee Deliberations. The Compensation Committee frequently requests the CEO to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives and general counsel may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.
     The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present.
     Compensation Committee Activity. In 2006, the Compensation Committee met three times and took the actions listed below. Specific recommendations and compensation changes are discussed elsewhere in the CD&A under “COMPENSATION FRAMEWORK – Summary of Pay Components”.
	Extended the CEO’s employment agreement.

	Entered into a stock award agreement as a signing bonus for nine new, or newly promoted, officers of the Bank in order to attract and retain qualified employees.

	Started the design process for a long-term equity incentive program.

	Approved the CEO’s recommendations with respect to senior management bonuses for 2005 and compensation for 2006.

	Engaged Clark Consulting to review management and board compensation and provide technical assistance in preparation for the 2007 Proxy Statement.

3. Compensation Framework.
     Summary of Pay Components. The Company uses the pay components listed below to balance various objectives. The Company’s compensation framework helps encourage achievement of goals set forth in the Company’s strategic plan, creation of shareholder value, and maintenance of an appropriate balance between base salary and annual and long-term incentive opportunity. That framework also allows the Company to compete for, retain, and motivate talented executives critical to its success.
     Salary. The Company pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. The Company targets salaries at the market median of other banks of similar asset size, growth strategy and with similar markets and products.
     Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are generally defined as a percentage of salary, changes in salary have an effect on total compensation. Prior to recommending salary increases to the Board, the Committee reviews the projected total compensation based on the proposed salaries.
     On April 4, 2007, the Compensation Committee reviewed the CEO’s annual salary for 2007, and determined the appropriate salary to be $310,000. At Mr. Campbell’s request to receive Common Stock in lieu of increased salary, and thereby put more of his compensation at risk, the Committee set Mr. Campbell’s salary at $275,000 for 2007, and authorized a restricted stock award to be granted to Mr. Campbell on May 16, 2007 for $43,750 using the closing price of the Common Stock on May 16, 2007.
     On April 4, 2007, the Compensation Committee approved the CEO’s recommendation for the following salaries for the other NEOs for 2007, effective January 1, 2007.

NEO	2007 Base Salary
Timothy D. Regan	$157,584
J. Stephen Armstrong	$155,925
Douglas E. Brandewie	$158,000
Ronald DiCicco	$150,800
     Annual Cash Incentive. The Company uses annual incentives to focus attention on goals in the Company’s strategic plan and to drive achievement of those objectives. Awards are provided under the terms of the Company’s Executive Bonus Plan. All NEOs are eligible to receive annual cash incentive compensation after the end of each year if strategic plan performance goals are achieved. In 2006, NEOs incentive compensation was tied to both overall Company and individual results.
     The 2006 incentive amount for the CEO was made at the discretion of the Compensation Committee, and approved by the Board of Directors. For the other NEOs the 2006 incentive amounts were based on the CEO’s recommendation, which the Compensation Committee endorsed, and the Board of Directors approved. In the case of the CEO, thirty percent (30%) of his bonus opportunity was based on an individual performance evaluation by the Compensation Committee assessing the degree of achievement of specific individual goals; and seventy percent (70%) of his bonus opportunity was determined by the Company’s performance with respect to goals set forth in the Company’s strategic plan. Specifically, the CEO had the opportunity to earn 0 to 45 points based on his individual performance, and 0 to 105 points based on Company performance. For each of the other NEOs, thirty percent (30%) of each bonus opportunity was based on an evaluation of individual performance; thirty percent (30%) was determined by the performance of the business unit for which that NEO was primarily responsible with respect to goals related to the strategic plan; and forty percent (40%) of each bonus opportunity was determined by the Company’s performance with respect to strategic plan goals. Specifically, each of the other NEO’s had the opportunity to earn 0 to 45 points based on individual performance, 0 to 45 points based on business unit performance, and 0 to 60 points based on Company performance. The primary strategic plan goals by which Company performance was measured were asset growth and return on investment. The primary strategic plan goals by which performance of specific business units were measured were core deposit growth, loan growth, measurable asset quality, measurable access to growth oriented markets, and advances in informational technology systems. Awards are determined based on the following formula: (Total Points/100) x Base Salary x Bonus Target Percentage = Cash Award. The following tables set forth information regarding the 2006 annual incentive payout for each of the NEOs:

	Annual Incentive Opportunity					Award as
	as Percent of Salary			Total		a Percent
Executive	Minimum	Target	Stretch	Points	Award	of Salary
Mr. Campbell*	0%	45%	67.5%	95	$128,250	42.7%
Mr. Regan	0%	30%	45%	95	$40,100	28.5%
Mr. Armstrong	0%	30%	45%	90	$41,040	27%
Mr. Brandewie	0%	30%	45%	90	$40,100	27%
Mr. DiCicco	0%	30%	45%	75	$32,625	22.5%

*	Mr. Campbell’s salary was neither reviewed nor adjusted for 2006. The Compensation Committee determined that a deemed salary of $300,000 for 2006 is appropriate for computing Annual Incentive Opportunity for 2006.
     The Company’s 2003 Amended and Restated Management Restricted Stock Purchase Plan (the “Management Plan”) permits, on an elective basis, the deferral of all or a portion of annual cash incentives awarded to key executives into restricted stock units (with a Company match of one additional restricted stock unit for each four full restricted stock units) and with the restricted stock units settled on a one-for-one basis in Company Common Stock after termination of employment. The purpose of the Management Plan is to encourage reinvestment of cash incentive awards into Company stock equivalents.
     Long-Term Incentives. The Company uses long-term incentives to encourage ownership, foster retention, and align executives’ interests with the long-term interests of shareholders. The Corporation utilizes its 2001 Stock-Based Incentive Plan (“SBIP”) which provides for the use of restricted stock awards and stock options for long-term executive officer compensation. When determining long-term compensation awards for executive officers under the SBIP for NEOs other than the CEO, the Compensation Committee considers the CEO’s input. None of the NEOs received awards as long-term incentive in 2006; and the CEO has never received awards as long-term incentive outside of the Company’s initial public offering process. In the past, the Board awarded stock options and restricted stock using a discretionary methodology based on prior grants and individual performance. In 2007, the Compensation Committee plans to consider a performance-based equity granting methodology based on the performance of the Company and the individual plan participant.

     401(k) Plan. The Company sponsors a 401(k) Plan pursuant to which the Company makes contributions through an employer match on employee contributions. All employees are eligible to participate in the 401(k) Plan once one year of service is completed (defined as working at least 1,000 hours over the first twelve months of consecutive employment) and are 18 years of age. The Company matches 50% of each employee deferral into the 401(k) Plan up to 4% of annual compensation. The Company match is subject to a vesting schedule as follows:

Years of Service	Percent Vested
Less than 3	0%
3	100%
     Employee Stock Ownership Plan (the “ESOP”). The Company sponsors an ESOP pursuant to which the Company makes annual discretionary contributions to the ESOP which are invested primarily in Company stock. All employees are eligible to participate in the ESOP once one year of service is completed (defined as working at least 1,000 hours over the first twelve months of consecutive employment) and are 18 years of age. The Company contribution is subject to a vesting schedule as follows:

Years of Service	Percent Vested
Less than 5	0%
5	100%
The CEO is specifically excluded from participation in the ESOP.
     Pension Plan. Messrs. Campbell, Regan, and Armstrong have vested retirement benefits payable upon retirement under the Financial Institutions Retirement Fund (“Pension Plan”). At Mr. Campbell’s recommendation, the Company froze eligibility to participate in the Plan effective February 1, 2003 and froze benefit accruals effective as of February 1, 2004. Freezing participation was based on an analysis of the total benefits provided to employees taking into consideration the establishment of the Employee Stock Ownership Plan in 2001. Messrs. Brandewie and DiCicco are not eligible for benefits under the Pension plan.
     Executive Retirement Benefits. The Company utilizes a non-qualified Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) for Mr. Campbell. Mr. Campbell does not participate in the ESOP, thereby increasing the number of shares of Company Common Stock available for annual allocation to the accounts of other employees participating in the ESOP. Under the ExSOP, Mr. Campbell generally receives the deferred compensation units that are equivalent to the value of Company Common Stock he would have been entitled to receive under the ESOP if he had been a participant as of March 7, 2001, without regard to certain limitations that would apply if he were a participant in the ESOP. The units are ultimately settled on a one-for-one basis in Company Common Stock. The ExSOP provides that Mr. Campbell’s deferred compensation units become vested upon his disability, at January 31, 2007, upon his death, or a change in control. The formula for crediting of deferred compensation units is based on the allocation of Company stock under the ESOP that is not typically available until several months after year-end. A maximum of 30,000 share equivalent units are contained in and may be credited under the ExSOP.

     Other Compensation. The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability, and term life insurance programs. Messrs. Regan, Armstrong, Brandewie, and DiCicco receive an automobile allowance. Messrs. Campbell, Armstrong, and DiCicco receive paid golf club memberships. The Company provides a whole life insurance policy with a death benefit of $350,000 to Mr. Campbell.
     Pay Level and Benchmarking. Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The CEO is responsible for making pay level recommendations for each of the other NEOs, and the Compensation Committee is responsible for approving pay levels for the executive officers.
     In 2006, the Compensation Committee worked with Clark Consulting to review total compensation levels for the NEOs and several other senior executives. Total compensation consists of salary, annual cash incentives, equity compensation, and all other forms of compensation.
     The primary data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a “2006 Peer Group” of the 23 companies listed below plus the following industry surveys: Watson Wyatt Financial Institutions Compensation Survey, America’s Community Bankers Compensation Survey, Bank Administration Institute Bank Cash Compensation Survey and Key Executive Compensation Survey, Mercer Trust and Private Banking Compensation Survey, Mercer Consumer Finance Compensation Survey, and Clark Consulting’s Proprietary Database. The peer group was developed independently by Clark Consulting based on banks of similar size and business strategy. The peer group is reviewed bi-annually and may change from year-to-year. These companies, which have been carefully considered by the Compensation Committee for inclusion in the 2006 Peer Group, include banks of similar size and business strategy (e.g., high asset growth). The Company uses a separate peer group of high performing banks for strategic planning.

2006 PEER GROUP
Company Name (Ticker)		Company Name (Ticker)
PrivateBancorp, Inc.	PVTB	Lakeland Financial Corporation	LKFN
Capitol Bancorp Ltd.	CBC	Main Street Trust, Inc.	MSTI
Independent Bank Corporation	IBCP	Wauwatosa Holdings, Inc. (MHC)	WAUW
Taylor Capital Group, Inc.	TAYC	First Defiance Financial Corp.	FDEF
United Community Financial Corp.	UCFC	Merchants and Manufacturers Bancorp Inc.	MMBI
First Place Financial Corp.	FPFC	Oak Hill Financial, Inc.	OAKF
Old Second Bancorp, Inc.	OSBC	Mercantile Bancorp, Inc.	MBR
First Busey Corporation	BUSE	Horizon Bancorp	HBNC
Macatawa Bank Corporation	MCBC	Firstbank Corporation	FBMI
Peoples Bancorp Inc.	PEBO	QCR Holdings, Inc.	QCRH
Mercantile Bank Corporation	MBWM	Peoples Community Bancorp, Inc.	PCBI
MainSource Financial Group, Inc.	MSFG

     After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate, and retain an experienced and effective management team. As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of strategic plan goals and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.
     Review of Prior Amounts Granted and Realized. The Company desires to motivate and reward executives relative to driving superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.
4. Adjustment or Recovery of Awards.
     The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.
5. Timing of Equity Grants.
     The Company does not have a formal written policy guiding the timing of equity grants. However, all equity grants are made after formal Compensation Committee approval and subject to full Board approval. The Company has reviewed its equity grant practices and has confirmed that all past equity grants have been consistent with SEC guidelines.
6. Common Stock Ownership Guidelines.
     Effective July 18, 2002, the Board of Directors adopted Company Common Stock ownership guidelines which require senior officers to own shares of the Company’s Common Stock. The Company Common Stock ownership guidelines are calculated based on each senior officer’s annual base salary multiplied by a specified multiple. Under the guidelines, each senior officer is required to achieve the targeted Common Stock ownership level within five years after being identified for participation in the Company’s Amended and Restated Management Restricted Stock Purchase Plan. Currently, the following NEOs meet the target levels of Common Stock ownership: Mr. Campbell, Mr. Regan and Mr. Armstrong. The remaining

NEOs are anticipated to meet their respective targeted levels of stock ownership within the specified time period. The common Stock Ownership guidelines are summarized in the following table:

Level of Office	Function of Base Salary
President/CEO	5 times
Senior Vice Presidents	2.5 times
Vice Presidents	2 times
7. Employment Agreements and Post-Termination Payments.
     Employment Agreement. On December 21, 2006, the Company extended the employment agreement with Mr. Campbell to serve as President and CEO of the Company and the Bank. The term of the employment agreement is for five (5) years. Unless it has been terminated, on each anniversary of the agreement, the term shall be extended for one additional year. If the agreement has not been terminated, it shall terminate in any event on November 22, 2015. The employment agreement is intended to ensure the Company and the Bank will be able to maintain a stable and competent management base. The continued success of the Company depends to a significant degree on the skills and competence of Mr. Campbell.
     The employment agreement provides for a base salary for Mr. Campbell, which is to be reviewed by the Board of Directors at least once a year. In addition to salary, the employment agreement provides for, among other things, (a) participation in any incentive compensation program sponsored by the Company, (b) participation in fringe benefits applicable to executive personnel (including use of an automobile), (c) social and business memberships commensurate with the position, (d) reimbursement for business and business travel expenses, and (e) continuation of the whole life insurance policy maintained by the Company on Mr. Campbell’s behalf.
     The employment agreement permits termination by the Company or Mr. Campbell either with or without cause (as defined in the employment agreement), at any time. If (a) the Company terminates Mr. Campbell’s employment for reasons other than for cause, death, or disability or (b) he resigns from the Company after specified circumstances that would constitute constructive termination, Mr. Campbell (or, if Mr. Campbell dies after the date of termination, his beneficiary) would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s annual compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefit plans or arrangements maintained by the Bank or the Company. These payments would be paid in thirty-six (36) equal monthly installments commencing six (6) months after the date of Mr. Campbell’s termination. The Company would also continue eligibility for life, medical, health, disability, and dental coverage for Mr. Campbell and his covered dependents until the earliest of his death, future employment or four years from the date of termination. For a period of four years from the date of termination, the Company would continue to pay for any membership, licenses, automobile use or other fringe benefits (on the same terms as existed at the date of termination). In addition, the Company would provide a gross up payment for any excise and other taxes triggered by the severance payment under Section 280G of the Code.
     Upon termination of Mr. Campbell’s employment prior to the expiration of the employment agreement, Mr. Campbell must adhere to a three-year non-competition and non-disclosure restriction. In addition, for three years after termination of employment, Mr. Campbell must provide information and assistance to the Company and the Bank with regard to any litigation to which either the Company or the Bank is a party.
     If Mr. Campbell becomes disabled, he shall continue to be covered by the Bank’s medical insurance for one year from the date he is determined to be disabled. Any base salary to be paid to him will be reduced by any payments he receives under a disability policy maintained by the Bank and all other fringe benefits will cease as of the date he is determined to be disabled.
     Under the terms of the SBIP, in addition to Mr. Campbell, all NEOs would be eligible for acceleration of unvested stock options and restricted stock in the event of death, disability, or a change in control.
     Change in Control Agreements. The Bank has change in control agreements with Timothy D. Regan, J. Stephen Armstrong and Douglas E. Brandewie. The terms of the agreements are identical for each officer. Each agreement has a term of three years. On the first anniversary of the effective date of the agreements and continuing on each anniversary thereafter, the Board may act to extend the term of the agreement for an additional year such that the remaining term is three years, unless the officer elects not to extend the term by giving written notice to the Board. On May 26, 2006, the Board elected to extend the agreements for an additional year. It is anticipated that the Board will elect to extend the agreements again at its meeting in May of 2007.
     The agreements provide that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements constituting constructive termination) follows a change in control of the Bank or the Company, the officers would be entitled to receive a severance payment equal to three times their average annual compensation (as described in the agreements) for the five most recent taxable years. The officer may elect to receive such payments in one lump sum, or in five equal annual installments. If it is determined that such payments constitute an “excess parachute payment” under Section 280G of the Code, then payments will be reduced to avoid such a result. The officers would also continue to be eligible for life, medical, and disability coverage substantially identical to the coverage maintained by the Bank or the Company for the officers prior to termination for a period of thirty-six (36) months following termination.

     The discussion and tables below reflect the amount of compensation to each of the NEOs in the event of termination of such executive’s employment. The amounts shown assume a termination date of December 31, 2006. The amounts are estimates. They do not include compensation and benefits available to all of the Company’s general employees. The information below applies to Messrs. Campbell, Regan, Armstrong, Brandewie, and DiCicco unless indicated otherwise.

		Voluntary	Termination by the
		Termination by the	Company For Any
		Executive	Reason Other than
Compensation and/or Benefits	Voluntary	(Constructive	Cause, Death, or			Change in
Payable Upon Termination	Termination	Termination)	Disability	Disability	Death	Control

Marshall J. Campbell

3 Times Average Annual Compensation	0	1,458,4931	1,458,493 [1]	0	0	0
Paid Perquisites for 4 years	0	26,620	26,620	0	0	0
ExSOP2	0	483,134	483,134	483,134	483,134	483,134
280G Tax Gross-up	0	0	0	0	0	298,266
Whole Life Insurance Death Benefit	0	0	0	0	350,000	0
Restricted Stock Units3	73,834	0	0	0	0	0
Value of Unvested Restricted Stock	0	963,822	963,822	963,822	963,822	963,822

TOTAL	73,834	2,932,069	2,932,069	1,446,956	1,796,956	1,745,222

     Referring to the referenced “Value of Unvested Restricted Stock,” Mr. Campbell has never received restricted stock awards under the SBIP as long term incentive, except for the award granted on June 7, 2002 as a result of the Company’s initial public offering. (See footnote #1 to the Summary Compensation Table). All other restricted stock awards under the SBIP referenced for Mr. Campbell were awarded to him under the SBIP in lieu of increases in annual salary or in lieu of annual bonus compensation. All of Mr. Campbell’s restricted stock awards under the SBIP vest on February 1, 2012, or upon Mr. Campbell’s death, his disability, or upon a change in control.

1	Amounts shown do not take into account Mr. Campbell’s 2006 ExSOP contribution which was not available at the time the proxy was published.

2	Under Voluntary Termination before January 31, 2007, the CEO is not vested in the ExSOP. On January 31, 2007 the CEO becomes 100% in the ExSOP. As of December 31, 2006, for all other termination scenarios (except Voluntary Termination), incremental values are shown (i.e., the difference between the value of the benefit under other termination scenarios less the amount under Voluntary Termination).

3	The value of Restricted Stock Units under Voluntary Termination is the number of units related to the Company match that would vest at termination (except termination for just cause). For all other termination scenarios, incremental values are shown (i.e., the difference between the benefit under other termination scenarios less the amount under Voluntary Termination).

				Involuntary Termination or
				Voluntary Termination with
				Constructive Termination
Compensation and/or Benefits	Voluntary			Following a Change in
Payable Upon Termination	Termination	Disability	Death	Control

Timothy D. Regan

3 Times Average Annual Compensation[1]	0	0	0	427,782
Restricted Stock Units	18,484	0	0	0
Value of Unvested Restricted Stock	0	175,218	175,218	175,218

TOTAL	18,484	175,218	175,218	603,000

J. Stephen Armstrong

3 Times Average Annual Compensation[1]	0	0	0	510,255
Value of Unvested Restricted Stock	0	163,322	163,322	163,322

TOTAL	0	163,322	163,322	673,576

Douglas E. Brandewie

3 Times Average Annual Compensation[1]	0	0	0	444,057
Restricted Stock Units[2]	5,761	0	0	0
Value of Unvested Restricted Stock	0	110,664	110,664	110,664

TOTAL	5,761	110,664	110,664	554,721

Ronald DiCicco

Value of Unvested Restricted Stock	0	153,700	153,700	153,700

Total	0	153,700	153,700	153,700

1	Per each individual’s change in control agreement, payments have been reduced to avoid excess parachute payments under Section 280G of the Code.

2	The value of Restricted Stock Units under Voluntary Termination is the number of units related to the Company match that would vest at termination (except termination for just cause). For all other termination scenarios, incremental values are shown (i.e., the difference between the benefit under other termination scenarios less the amount under Voluntary Termination).
Voluntary Termination (Constructive Termination) or Termination by the Company — Mr. Campbell
     If (a) the Company terminates Mr. Campbell’s employment for reasons other than for cause, death, or disability or (b) Mr. Campbell resigns from the Company after specified circumstances that would constitute “constructive termination” (as defined in detail in the agreement, generally as any material and adverse change in employment conditions, such as reduced compensation or relocation), Mr. Campbell would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s annual compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefit plans or arrangements maintained by the Bank or the Company. Annual compensation includes base salary and any other taxable income, including but not limited to amounts related to the granting, vesting, or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as retirement benefits, director or committee fees, and fringe benefits paid or to be paid to the executive or paid for the executive during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits.
     These payments would be paid in 36 equal monthly installments commencing six months after the date of the executive’s termination. The Company would also continue eligibility for life, medical, health, disability, and dental coverage for Mr. Campbell and his covered dependents until the earliest of his death, future employment or four years from the date of termination. In addition, for a period of four years from the date of termination, the Company would continue to pay for any membership, licenses, automobile use or other fringe benefits (on the same terms as existed at the date of termination).
     Under the Management Plan, incentive bonuses deferred in this plan are converted into restricted stock units, with a Company match of one share per every four shares contributed by the participant, are distributable on the last day of the first full month after the last day of the Mr. Campbell’s employment with the exception of termination for “just cause” (as defined in the SBIP); it generally means willful misconduct or failure to perform stated job responsibilities.
Disability & Death
     Under the SBIP, upon disability and death, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse. Mr. Campbell’s beneficiaries would receive the death benefits of the whole life insurance policy maintained by the Company. Mr. Campbell is 100% vested in the ExSOP in the event of disability or death.
Change in Control — Mr. Campbell
     Under the SBIP, in the event of a change in control, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse. Mr. Campbell becomes 100% vested in the ExSOP in the event of a change in control. In addition, the Company would provide a gross up payment for any excise and other taxes triggered by payments made to Mr. Campbell under Section 280G of the Code.
Involuntary Termination or Voluntary Termination Following a Change in Control
     As specified in the change in control agreements for Messrs. Regan, Armstrong, and Brandewie under involuntary termination or voluntary termination (upon the occurrence of circumstances specified in the agreements constituting constructive termination) following a change in control (other than for termination for cause), the agreements provide for a severance payment equal to three times the executive’s average annual compensation for the five most recent taxable years that the executive has been employed by the bank. “Change in control” generally means a merger, sale of assets, or change in board membership resulting in the loss of a majority of the total voting power to new owners or new directors, or any outside person acquiring 20% or more of our outstanding shares. Annual compensation includes base salary and any other taxable income, including but not limited to amounts related to the granting, vesting, or exercise of restricted stock or stock option awards, commissions, bonus, pension and profit sharing contributions or benefits, severance payments, retirement benefits, and fringe benefits paid or to be paid to the executive or paid for the executive during any such year. At the election of the executive, which is made prior to a change in control, the payment may be made in a lump sum or on an annual basis in approximately equal installments over a five year period. The executives will continue to be eligible for life, medical, and disability coverage substantially identical to the coverage maintained prior to the severance for a period of 36 months. If it is determined that such payments constitute an “excess parachute payment” under Section 280G of the Code, then payments will be reduced to avoid such a result.
     Under the SBIP, in the event of a change in control, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse.
     Under the Management Plan, incentive bonuses deferred in this plan that are converted into restricted stock units, with a Company match of one share per every four shares contributed by the participant, are distributable on the last day of the first full month after the last day of the NEO’s employment with the exception of termination for just cause.
Termination for Cause
     If the Company terminates any of the NEOs for cause, the Company shall have no obligations to the executives as of the date of termination.
     Tax and Accounting Considerations. The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.
     Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation the Company paid in 2006 to the NEOs is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.
8. Conclusion.
     The Compensation Committee and the Board of Directors takes the responsibility of determining NEO compensation very seriously. The information explaining the rationale, structure, and components of compensation is provided to allow shareholders a greater understanding of philosophies and compensation payments. This CD&A is intended to provide full, transparent disclosure of what the Company believes to be a robust, carefully designed compensation structure designed to drive shareholder value.

Compensation Committee Report
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis (the “CD&A”) as well as the accompanying tables. Based on that discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
Compensation Committee
Robert L. Patterson, Chairman
Ronald W. Cooley
Walid Demashkieh, M.D.
Gerald R. Bouchard
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Summary Compensation Table
The table below summarizes the compensation paid to, awarded, or earned by the Company’s NEOs during 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All other
				Stock	Option	Plan	Compensa-	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensa-	tion Earnings	sation	Total
Principal Position	Year	($)	($)	($) [1]	($)	tion ($) [2]	($) [3]	($) [4]	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Marshall J. Campbell Chairman, President and Chief Executive Officer	2006	265,000	0	118,940	0	128,250	208,052	22,990	743,232
Timothy D. Regan Senior Vice President, Chief Financial Officer	2006	140,700	0	21,312	0	40,100	29,411	47,413	278,936
J. Stephen Armstrong Senior Vice President, Commercial Banking	2006	152,000	0	19,838	0	41,040	5,000	53,907	271,785
Douglas E. Brandewie President of Mortgage Banking	2006	148,500	0	30,000	0	40,100	6,785	22,080	247,465
Ronald DiCicco Regional President	2006	145,000	0	22,050	0	32,625	6,785	15,054	221,514

[1]	No restricted stock awards were granted, under the Company’s 2001 Stock-Based Incentive Plan (SBIP) to any NEO for services performed during 2006. This column reflects restricted stock awards that were granted by the Company under its SBIP for prior years but which, under applicable accounting rules, were taken by the Company as an expense in 2006. Pursuant to the SBIP, shares of restricted stock were granted for those prior years as follows:

	Number of Shares	Grant Date	Grant Date Value ($)		Vesting
Mr. Campbell	18,900	06/07/2002	389,151	all	02/01/2012
	4,375	06/02/2004	101,194	all	02/01/2012
	1,870	06/25/2004	45,722	all	02/01/2012
	374	02/03/2005	9,350	all	02/01/2012
	1,250	02/08/2006	32,400	all	02/01/2012
	4,585	02/08/2006	113,843	all	02/01/2012
Mr. Regan	7,000	12/14/2002	140,350	1,400	05/17/2005
				1,400	12/14/2006
				1,400	12/14/2007
				1,400	12/14/2008
				1,400	12/14/2009
	1,500	05/17/2005	29,925	all	12/14/2010
Mr. Armstrong	6,353	12/14/2002	127,378	1,270	05/17/2005
				1,270	12/14/2006
				1,271	12/14/2007
				1,271	12/14/2008
				1,271	12/14/2009
	1,500	05/17/2005	29,925	all	12/14/2010
Mr. Brandewie	6,000	02/03/2005	150,000	1,200	02/03/2005
				1,200	12/31/2006
				1,200	12/31/2007
				1,200	12/31/2008
				1,200	12/31/2009
Mr. DiCicco	5,000	08/25/2005	110,250	all	08/25/2010

[2]	The values provided in column (g) represent the annual cash incentive earned in fiscal year 2006 and paid in early 2007 under the terms of the annual Executive Bonus Plan. The material terms of the Executive Bonus Plan are discussed in part 3 of the Compensation Discussion and Analysis, under the segment entitled “Annual Cash Incentive.”

[3]	The amounts include the following changes in the actuarial present value of the accumulated benefits under the Financial Institutions Retirement Fund (“Pension Plan”): $2,000 for Mr. Campbell, $7,000 for Mr. Regan, and $5,000 for Mr. Armstrong. Benefit accruals under the Pension Plan were frozen as of February 1, 2004. Mr. Brandewie and Mr. DiCicco are not eligible for benefits under the Pension Plan. The amounts also include aggregate earnings (including dividend equivalents on Company’s common stock) in last fiscal year from the ExSOP ($109,731 for Mr. Campbell), and from the Management Plan ($96,321 for Mr. Campbell; $22,411 for Mr. Regan; $6,785 for Mr. Brandewie; and $6,785 for Mr. DiCicco).

[4]	Other compensation includes the total of the following benefits and perquisites:

					Business
	ESOP			Life	and Social	Short-term	Group Term
	and	401(k)	Auto	Insurance	Club Dues /	Disability	Life
Name and Principal	ExSOP	Match	Allowance	Premiums	Allowance	Premium	Insurance	Total
Position	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Marshall J. Campbell, Chairman, President and Chief Executive Officer	0	4,200	0 (i)	10,306	6,655	720	1,109	22,990
Timothy D. Regan, Chief Financial Officer	38,072	1,958	6,500	0	0	720	163	47,413
J. Stephen Armstrong, Senior Vice-President Commercial Banking	38,256	2,919	6,500	0	4,976	720	536	53,907
Douglas E. Brandewie, Sr. Vice-President	12,609	2,074	6,500	0	0	720	177	22,080
Ronald DiCicco, Sr. Regional President	0	0	6,000	0	8,564	0	490	15,054

(i) Mr. Campbell had use of a Company owned vehicle in 2006.
Narrative Explanation to Summary Compensation Table
     The Company has an employment agreement with Mr. Campbell; and it has change in control agreements with Messrs. Regan, Armstrong and Brandewie. The material terms of that employment agreement, and of each of those change in control agreements, are described in detail in part 7 of the Compensation Discussion and Analysis (“CD&A”), entitled “Employment Agreements and Post Termination Payments.”
     As reported in the CD&A, the Company targets salaries for its NEOs at the market median of other banks of similar asset size, growth strategy and with similar markets and products. Mr. Campbell’s salary for 2006, reported in the Summary Compensation Table, is below that median. In 2004, and again in 2005, Mr. Campbell asked the Compensation Committee to put more of his compensation at risk. For both of those years, the Compensation Committee granted Mr. Campbell restricted stock awards under the SBIP in lieu of salary increases. Mr. Campbell’s salary was neither reviewed nor adjusted by the Compensation Committee for 2006.
     Mr. Campbell has never received restricted stock awards under the SBIP as long term incentive, except for the award granted on June 7, 2002 as a result of the Company’s initial public offering. All other awards referenced for Mr. Campbell in footnote #1 to the Summary Compensation Table were awarded to him in lieu of increases in annual salary or in lieu of annual bonus compensation.

     The allocations for 2006 under the Employee Stock Ownership Plan (“ESOP”) for Messrs. Regan, Armstrong, Brandewie and DiCicco are reported in column (b) of footnote #4. Mr. Campbell does not participate in the ESOP, thereby increasing the number of shares of Company Common Stock available for annual allocation to the accounts of the other participating employees. Under the Company’s Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) with Mr. Campbell, he generally receives the deferred compensation units that he would have been entitled to receive under the ESOP, without regard to certain limitations that would apply if he were a participant in the ESOP. The deferred compensation units awarded to him under the ExSOP are ultimately settled on a one for one basis in Common Stock. No amount is reported for Mr. Campbell in column (b) of footnote #4 because the earning and crediting of ExSOP units depend on information relating to the ESOP that is not available until several months after year end. For 2005, 1,903 deferred compensation units were awarded to Mr. Campbell under the ExSOP, with a grant date value of $53,948. It is anticipated that the award for 2006 will be comparable.
     The amounts reported in column (h) of the Summary Compensation Table for Messrs. Campbell, Regan, Brandewie and DiCicco represent primarily performance of the Company’s Common Stock during 2006. See footnote #3 to the Summary Compensation Table for specific amounts. Of the $208,052 reported in column (h) for Mr. Campbell, $109,731 represents the increase in value of his deferred compensation units under the ExSOP, and $96,321 represents the increase in value of his restricted stock units under the Management Plan. Under both the ExSOP and the Management Plan units will be settled in Company Common Stock on a one-for-one basis. The closing price of Company Common Stock on the first trading day in 2006 was $23.69 and the closing price on the last trading day of 2006 was $30.74. Each share of Company Common Stock paid dividends of $0.36 during 2006. The material terms of the ExSOP are discussed in part 3 of the Compensation Discussion and Analysis, under the heading of “Executive Retirement Benefits.” The material terms of the Management Plan are discussed in part 3 of the Compensation Discussion and Analysis, under the heading of “Long Term Incentives,” and as part of the “Narrative Explanation of Deferred Compensation Table” below.
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Outstanding Equity Awards Table
The following table outlines outstanding equity-based compensation awards for the Company’s NEOs as of December 31, 2006.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
			Equity						Plan	Awards:
			Incentive						Awards:	Market or
			Plan			Number			Number of	Payout
			Awards			of			Unearned	Value of
		Number of	Number of			Shares		Market	Shares,	Unearned
	Number of	Securities	Securities			or Units		Value of	Units or	Shares,
	Securities	Underlying	Underlying			of Stock		Shares or	Other	Units or
	Underlying	Unexercised	Unexercis			That		Units of	Rights	Other
	Unexercised	Options (#)	ed	Options	Option	Have Not		Stock That	That have	Rights That
	Options (#)	Unexercisa-	Unearned	Exercise	Expiration	Vested		Have Not	Not	Have Not
Name	Exercisable	ble	Options (#)	Price ($)	date	(#)		Vested ($)	Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Marshall J. Campbell	—	—	—	—	—	18,900	[1]	580,986
	—	—	—	—	—	4,375	[2]	134,488
	—	—	—	—	—	1,870	[3]	57,484
	—	—	—	—	—	374	[4]	11,497
	—	—	—	—	—	1,250	[5]	38,425
	—	—	—	—	—	4,585	[6]	140,943
Timothy D. Regan	—	—	—	—	—	4,200	[7]	129,108
	—	—	—	—	—	1,500	[8]	46,110
	20,000	—	—	18.81	03/11/2013	—		—
	6,000	—	—	19.95	05/17/2015	—		—
J. Stephen Armstrong	—	—	—	—	—	3,813	[9]	117,212
	—	—	—	—	—	1,500	[10]	46,110
	20,000	—	—	18.81	03/11/2013	—		—
	6,000	—	—	19.95	05/17/2015	—		—
Douglas E. Brandewie	—	—	—	—	—	3,600	[11]	110,664
	6,000	—	—	19.95	05/17/2015	—		—
Ronald DiCicco	—	—	—	—	—	5,000	[12]	153,700

[1]	These shares were a special award in 2002 relating to the Company’s conversion from mutual to stock form of ownership. They vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of the Company.

[2]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2003. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[3]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary for 2004. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[4]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2003. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[5]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary for 2005. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[6]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2004. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company

[7]	Vest 1,400 on December 14, 2007; 1,400 on December 14, 2008; and 1,400 on December 14, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[8]	Vest on December 14, 2010. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[9]	Vest 1,271 on December 14, 2007; 1,271 on December 14, 2008; and 1,271 on December 14, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[10]	Vest on December 14, 2010. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[11]	Vest 1,200 on December 31, 2007; 1,200 on December 31, 2008; and 1,200 on December 31, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[12]	Vest on August 25, 2010. They would vest earlier upon death, upon disability, or upon a change in control of Company.
Narrative Explanation to Outstanding Equity Awards Table
     Mr. Campbell has never received restricted stock awards under the SBIP as long term incentive, except for the 2002 award referenced in footnote #1 which was granted as a result of the Company’s initial public offering. As detailed in footnotes numbers 2 through 6 above, all of the other awards to Mr. Campbell were granted in lieu of increases in his annual salary or in lieu of his annual cash bonuses. The restricted stock awards granted to Messrs. Regan and Armstrong referenced footnotes #7 and #9 respectively were granted to them as a result of the Company’s initial public offering.

Option Exercises and Stock Vested Table
Amounts realized on equity compensation during the last fiscal year:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized Upon	Acquired on	Value Realized on
Name	Exercise(#)	Exercise($)	Vesting(#)	Vesting($)
Marshall J. Campbell	0	0	0	0
Timothy D. Regan	0	0	1,400	40,530
J. Stephen Armstrong	0	0	1,270	36,767
Douglas E. Brandewie	0	0	1,200	36,888
Ronald DiCicco	0	0	0
Narrative Explanation to Option Exercises and Stock Vested Table
     None of the restricted stock awards granted to Mr. Campbell under the Company’s SBIP vest until February 1, 2012. The initial restricted stock awards granted to Messrs. Regan and Armstrong on December 14, 2002 (“Initial Awards”) provided for “cliff vesting” on June 7, 2007. In conjunction with the restricted stock awards granted to Messrs. Regan and Armstrong on May 17, 2005, the vesting provisions for the Initial Awards were amended, effectively creating graded vesting over a six year period. Detail of the referenced restricted stock awards and the specific vesting dates are set forth in footnote #1 to the Summary Compensation Table, above.

Nonqualified Deferred Compensation Table (Management Plan1 and ExSOP2 for 2006)

				Aggregate
				Withdrawals
	Executive	Registrant		/	Aggregate
	Contributions in Last	Contributions in Last	Aggregate Earnings in	Distributions	Balance at Last
Name	Fiscal Year ($)	Fiscal Year ($)	Last Fiscal Year ($) [3]	($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)	(f)
Marshall J. Campbell	0	53,948	206,052	0	852,306 [4]
Timothy D. Regan	5,668	1,417	22,411	0	76,318
J. Stephen Armstrong	0	0	0	0	0
Douglas E. Brandewie	17,618	4,404	6,785	0	28,807
Ronald DiCicco	17,618	4,404	6,785	0	28,807

[1]	Each NEO is eligible to defer cash incentives under the 2003 Amended and Restated Management Restricted Stock Purchase Plan (“Management Plan”) which permits, on an elective basis, the deferral of all or a portion of annual cash incentives awarded to key executives into restricted stock units (with a Company match of one additional restricted stock unit for each four full restricted stock units) and with the restricted stock units settled on a one-for-one basis in Company common stock after termination of employment. Under the Management Plan, dividend equivalents are automatic and are forfeitable in certain circumstances only if they relate to the Company match.

[2]	Mr. Campbell is excluded form participation in the Bank’s Employee Stock Ownership Plan (the “ESOP”). The Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) is intended to provide Mr. Campbell with the benefit he would have received under the ESOP, but without the ESOP limitations on the amount of compensation that may be taken into account.

[3]	Attributable entirely to appreciation in value of Company’s Shares during 2006, and dividends paid on Company shares during 2006. The actual rates of return for 2006 were: Mr. Campbell, 35%; Mr. Regan, 36%; Mr. Brandewie, 31%; and Mr. DiCicco, 31%.

[4]	This aggregated balance represents the sum of the value of Units (one share of Company stock for each Unit) under (i) the ExSOP, and (ii) the Management Plan.
Narrative Explanation of Nonqualified Deferred Compensation Table
     Messrs. Regan, Armstrong, Brandewie and DiCicco are eligible to participate in the Amended and Restated Management Restricted Stock Purchase Plan (the “Management Plan”). A participant may irrevocably elect to participate in the Management Plan for a plan year by giving written notice, on or before December 31st immediately prior to the commencement of the plan year, to the Committee of the participant’s election to defer all or any portion of the participant’s incentive bonus for the plan year (the “Deferred Bonus”).
     The Company establishes a restricted stock account (the “RSU Account”) for each participant. On the last business day of the month in which the incentive bonus is determined with regard to each plan year, each participant’s RSU Account is credited with a number of restricted stock units equal to the dollar amount of the Deferred Bonus divided by the closing price of the Company’s Common Stock on the last trading day of the plan year. This amount is reflected in column (b). For every four full restricted stock units credited to a participant’s RSU Account, on the same day as units are credited above, the Company credits the participant’s RSU Account with one additional restricted stock unit (the “Company Match”). This amount is reflected in column (c) for Messrs. Regan, Brandewie and DiCicco.

     Under the Management Plan, on the date on which the Company pays cash dividends to its other stockholders, each participant will also be awarded additional restricted stock units equal to the product of the number of restricted stock units in the participant’s RSU Account multiplied by the dividend paid to the Company’s other stockholders for each share of the Common Stock divided by the closing price of the Company’s Common Stock on the date the dividend is paid (or, if not a business day, on the first business day after the dividend is paid). These units will be subject to all terms and provisions of the Management Plan, including forfeiture and cancellation of restricted stock units credited to a participant’s RSU Account for dividend equivalents to the extent such dividend equivalents are attributable to the Company Match. This amount is reflected in column (d) for Messrs. Regan, Brandewie and DiCicco.
     Mr. Campbell receives benefits under the Amended and Restated Executive Stock Ownership Plan and Agreement (the “ExSOP”). Under the ExSOP, the Company has established an account (the “Account”) in Mr. Campbell’s name to which it credits deferred compensation units (the “Units”). The number of Units to be credited to the Account is the number of shares of Company Common Stock that would have been allocated to Mr. Campbell under the Employee Stock Ownership Plan (“ESOP”) if he were a participant thereof, rounded to the nearest whole number of shares and provided that the limitations of Internal Revenue Code Section 401(a)(17) and Section 415 shall be disregarded and bonuses and non-qualified deferred compensation are included in the definition of “compensation” under the ExSOP. The grant date value of Units credited to the Account in 2006 is the amount reported for Mr. Campbell in column (c).
     Under the ExSOP, Units are also to be credited to the Account equal to the amount of the dividend per share multiplied by the number of Units credited to the Account on the dividend payment date divided by the closing price of the Common Stock. Units are also to be credited to reflect dividends declared on the Company’s Common Stock between December 31st and the date Units are credited to the Account for each year. The value of those Units credited to the Accounts in 2006 is included in the amount reported for Mr. Campbell in column (d).
     The amounts reported for Mr. Campbell in column (d) represent primarily performance of the Company’s Common Stock during 2006. Of the $206,052 reported, $109,731 represents the increase in value of his Units under the ExSOP, and $96,321 represents the increase in value of his RSU Account under the Management Plan. The closing price of Company Common Stock on the first trading day in 2006 was $23.69 and the closing price on the last trading day of 2006 was $30.74. Each share of Company Common Stock paid dividends of $0.36 during 2006.

Qualified Plan Pension Benefits Table

	Number of
	Years	12/31/2005	12/31/2006		Total Increase in
	Credited	Present Value of	Present Value of	Payments	Present Value of
	Service as of	Accumulated	Accumulated	During Last	Accrued
Name	1/1/2007(#)	Benefit($)	Benefit($)	Fiscal Year	Benefits($)
J. Stephen Armstrong	8.083	64,000	69,000	0	5,000
Marshall Campbell	1.417	25,000	27,000	0	2,000
Timothy Regan	19.667	86,000	93,000	0	7,000
Narrative Explanation of Qualified Plan Pension Benefits Table
     Upon termination of employment after the named executive officer reaches 65, Campbell, Regan, and Armstrong will receive benefits under the Financial Institutions Retirement Plan (“Pension Plan”). The normal retirement age is age 65. The plan incorporates a 5 year vesting schedule and includes provisions for death and early retirement. The present value of the accumulated benefit is calculated as of December 31, 2006 and is based on the following assumptions: 50% of qualified benefits valued at 7.75% and 50% valued at 5.00%, discounted to the named executive officer’s current age at a rate of 7.75%. No pre-retirement decrements are used. Benefit accruals were frozen effective February 1, 2004. The normal benefit is payable in the form of a life annuity at age 65. Early retirement benefits can be taken at age 45 with a reduction of 3% times the number of years the participant’s age is less than 65. All NEO’s would be eligible for early retirement benefits.
     The Pension Plan provided for a normal benefit calculated at 1% of average annual salary times years of benefit service (adjusted for the formula in effect prior to January 1, 2003 when the benefit was 2% of average annual salary taking into consideration only the participant’s highest five years of salary). The annual benefit is paid in monthly installments. The plan also provides for a death benefit of 12 times the annual pension benefit (less the sum of pension benefits paid prior to death). The normal form of benefit can be taken, at the participant’s election (with spousal consent in some instances) in the form of lump sums or different forms of joint and survivor annuities which are the actuarial equivalent of the normal benefit.
     The plan is frozen and employees hired after February 1, 2003 are not eligible to participate. Prior to that, employees were eligible to participate after one year of service.

Grants of Plan Based Awards (2006)

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards
All
								Other			Grant
								Stock	All Other		Date
								Awards:	Option		Fair
								Number	Awards:	Exercise	Value
								of	Number of	or Base	of Stock
								Shares	Securities	Price of	and
								of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Marshall J. Campbell	04/04/2007	0	135,000	202,500	N/A	N/A	N/A	5,499	N/A	N/A	118,940
Timothy D. Regan	04/04/2007	0	42,210	63,315	N/A	N/A	N/A	1,700	N/A	N/A	21,312
J. Stephen Armstrong	04/04/2007	0	45,600	68,400	N/A	N/A	N/A	1,571	N/A	N/A	19,838
Douglas E. Brandewie	04/04/2007	0	44,550	66,825	N/A	N/A	N/A	1,200	N/A	N/A	30,000
Ronald DiCicco	04/04/2007	0	43,500	65,250	N/A	N/A	N/A	1,000	N/A	N/A	22,050
Narrative Explanation to Grants of Plan Based Awards Table
     The amounts set forth in columns (c), (d) and (e) report the threshold, target and maximum bonus opportunities for 2006 for each NEO under the Company’s Executive Bonus Plan. The material terms of the Executive Bonus Plan, the formula employed in its administration for 2006, and the computation of each NEO’s cash award for 2006, are discussed in part 3 of the Compensation Discussion and Analysis, under the segment entitled “Annual Cash Incentive.”
     No restricted stock awards were granted under the Company’s SBIP to any NEO for services performed in 2006. The shares reported in column (i) are restricted stock awards granted under the SBIP in prior years. Those numbers of shares correspond to the dollar amounts reported in column (e) of the Summary Compensation Table. They represent the restricted stock awards that were granted by the Company under the SBIP in prior years but which, under applicable accounting rules, were taken by the Company as an expense in 2006.

Director Compensation Table (2006)

					Change in
					Pension Value
					and
	Fees			Non-Equity	Nonqualified
	Earned or			Incentive Plan	Deferred	All other
	Paid in	Stock	Option	Compensation	Compensation	Compensation
Name	Cash ($) [1]	Awards ($)	Awards($)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Walid Demashkieh	26,400	0	0	0	0	0	26,400
Ronald W. Cooley	26,800	0	0	0	0	0	26,800
Robert L. Patterson	21,400	0	0	0	0	0	21,400
Gerald Bouchard	10,100	0	0	0	0	0	10,100
Christopher A. Kellerman [2]	21,200	0	0	0	0	0	21,200

[1]	As non-employee members of the boards of directors of both the Company and Citizens First Savings Bank, Dr. Demashkieh and Messrs. Cooley, Patterson and Kellerman received Annual Retainers of $6,500 for each of those two positions. Mr. Bouchard received an Annual Retainer of $6,500 as a member of the board of directors of the Company. All remaining fees were earned for attending board and committee meetings: $400 for each board meeting attended and $300 for each committee meeting attended. Directors are also eligible to receive stock options and restricted stock under the 2001 Stock-Based Incentive Plan (“SBIP”). No equity was granted to any of the non-employee directors under the SBIP in 2006. Dr. Demashkieh and Messrs. Cooley and Kellerman elected to acquire Company shares through deferral of their earned fees, pursuant to the Company’s Directors’ Deferred Fee Plan. The aggregate number of option awards outstanding at fiscal year end: Dr. Demashkieh, 3,300; Mr. Cooley, 3,300; Mr. Patterson, 0; Mr. Bouchard, 0; and Mr. Kellerman, 0.

[2]	Mr. Kellerman resigned from the Company’s board of directors on August 23, 2006. His term on the board of directors of Citizens First Savings Bank ended on June 9, 2006.
Narrative Explanation of Director Compensation Table
     Non-employee Directors of the Company receive an annual retainer of $6,500, regardless of Board meeting attendance, $400 per each Board meeting attended and $300 per each Committee meeting attended. Directors, who are also employees of the Company, do not currently receive additional compensation for their service as Directors.
     The Company maintains a Directors’ Deferred Fee Plan (the “Directors’ Plan”). Under the Directors’ Plan, non-employee Directors of the Company or Citizens First Savings Bank may acquire shares of Common Stock through deferral of fees. A Director who elects to participate in the Directors’ Plan specifies, in advance, the amount of fees to be deferred and whether Common Stock, ultimately distributed to the Director, will be distributed in a “lump sum” or in “installments.” Each participating Director has certain options as to the timing of these distributions, including distribution upon termination of service, at the Director’s normal retirement date or at a date between these two dates as specified by the Director. All of the non-employee Directors of the Company and the Bank, excepting Messrs. Patterson and Bouchard, have currently elected to defer all of their fees.

     Under the Directors’ Plan, each Director is generally credited with share units for each calendar quarter equal to the Director’s deferred fees for that quarter, divided by the closing price of the Common Stock on the last trading day of the quarter. Each Director also receives dividend equivalents on the share units held in the Directors’ Plan for the Director’s account.
     Generally, a Director receives one share of Common Stock for every share unit credited to the Director. In the event of a change in control of the Company or unforeseeable emergency of a Director, the Compensation Committee may decide that all or a portion of the share units may be immediately distributed to the Director. After the death of a Director, the Director’s beneficiaries will receive the distributions to which the Director would have otherwise been entitled.
     The Company prepares for its obligations under the Directors’ Plan by having a Rabbi Trust hold Common Stock that is expected to be needed to fulfill the Company’s obligations to Directors under the Directors’ Plan (although the assets of that Trust are subject to the claims of the Company’s general creditors).
Compensation Committee Interlocks and
Insider Participation
     In 2006 the Compensation Committee members were Walid Demashkieh, M.D., Chairman, Ronald W. Cooley, Gerald R. Bouchard and Robert L. Patterson. No executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee. The regulations of the Securities and Exchange Commission require the disclosure of any related party transactions with members of the Compensation Committee. During the past year, certain directors and officers, including members of the Compensation Committee, and one or more of their associates have been customers of and had business transactions with the Bank. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, except (in the case of officers but not directors) for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. It is expected that similar transactions will occur in the future.
Transactions with Related Parties
     Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company or the Company’s banking or other subsidiaries in the ordinary course of business during 2006. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, except (in the case of officers but not directors) for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and more than ten percent shareholders (“Insiders”) to file with the Securities and Exchange Commission and the Company reports of their ownership of the Company’s securities. Based upon written representations and copies of reports furnished to the Company by Insiders, all Section 16 reporting requirements applicable to Insiders during 2006 were satisfied on a timely basis, with the following exception: A late form 4 was filed for Dr. Demashkieh reporting one disposition of Common Stock owned jointly by Dr. Demashkieh’s wife and her parents, over which Dr. Demashkieh disclaimed beneficial ownership.
Proposal 2 — Ratification of Independent Registered Public Accounting Firm
     The Audit Committee of the Board of Directors proposes and recommends that the shareholders ratify the selection by the Committee of the firm of BDO Seidman, LLP to serve as the independent registered public accounting firm for the Company for the year 2007. Representatives of BDO Seidman, LLP will be present at the Annual Meeting to make such comments as they desire and to respond to appropriate questions from shareholders of the Company. Action by the shareholders is not required by law in the appointment of the independent registered public accounting firm, but the appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders the final choice in the designation of the independent registered public accounting firm. If the resolution approving BDO Seidman, LLP as the Company’s independent registered public accounting firm is rejected by the shareholders then the Committee will reconsider its choice of independent registered public accounting firm. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Independent Registered Public Accounting Firm Fees
     The following table sets forth the aggregate fees billed to the Company, including out-of-pocket expenses, for the fiscal years ended December 31, 2006 and December 31, 2005 by BDO Seidman, LLP, the Company’s independent registered public accounting firm:

	December 31, 2006	December 31, 2005
Audit Fees (1)	$367,300	$415,000
Audit-Related Fees (2)	$0	$0
Tax Fees	—	—
All Other Fees	—	—
Total	$367,300	$415,000

(1)	All services that are performed to comply with generally accepted auditing standards are included in this category. Also included are fees for services that normally are provided by the accountant in connection with statutory and regulatory filings or engagements, which include: financial audit, quarterly reviews, attest services, statutory audits, comfort letters, consents, “Section 404” audit of Company’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, are not reported as audit services. To the extent that such services are necessary to comply with generally accepted auditing standards (i.e., tax accrual work), an appropriate allocation of those fees is included in this category. None of the audit hours were performed by people other than full time employees of the independent registered public accounting firm.

(2)	This category includes assurance and related services that are traditionally performed by an independent registered public accounting firm such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.
     The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, except as described below.
     The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm, during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by BDO Seidman, LLP pursuant to these exceptions.
     The Board of Directors recommends that stockholders vote “For” the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, and your proxy will be so voted unless you specify otherwise.
Other Information about the Company
     The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation materials or as having been incorporated by reference into this Proxy Statement.

     A copy of the report on Form 10-K (without exhibits) for the twelve month period ended December 31, 2006, as filed with the SEC, will be furnished without charge to all persons who were stockholders of the Company as of the close of business on the Record Date upon written request to Timothy D. Regan, Secretary, Citizens First Bancorp, Inc., Corporate Office, 525 Water Street, Port Huron, Michigan 48060. In addition, a copy of the Company’s Report on Form 10-K with exhibits for the twelve month period ended December 31, 2006 is also available free of charge on the Company’s website, which is at www.cfsbank.com.
Stockholder Proposals and Nominations
     The Company must receive proposals that stockholders seek to include in the proxy statement and form of proxy for the Company’s next annual meeting no later than December 22, 2007 unless next year’s annual meeting is held on a date more than 30 calendar days from May 24, 2008. In such a case, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.
     The Bylaws of the Company, which are posted on the Company’s website, and a copy of which may be obtained from the Company, set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders, including making nominations for director. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide that for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company’s notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made.
By Order of the Board of Directors,
Timothy D. Regan
Secretary
Port Huron, Michigan
April 20, 2007

PLEASE MARK VOTES REVOCABLE PROXY X With- For All AS IN THIS EXAMPLE CITIZENS FIRST BANCORP, INC. For hold Except 1. To elect two members (terms to expire 2010) ANNUAL MEETING OF STOCKHOLDERS to the Board of Directors. May 24, 2007 • 10:00 a.m. Local Time Nominee: Walid Demashkieh, M.D. Janice U. Whipple, J.D. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS INSTRUCTION: To withhold your vote for any individual nominee, The undersigned hereby appoints the official proxy committee of Citizens First Bancorp, Inc. (the “Company”), consisting of the full board of directors, with full mark “For All Except” and write that nominee’s name on the line power of substitution, to act as proxy for the undersigned, and to vote all shares of provided below. common stock of the Company standing in my name on its books on March 26, 2007, which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on May 24, 2007 at 10:00 a.m., local time, at Harborside THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”THE Office Center, 1411 Third Street, Port Huron, Michigan 48060 and at any and all NOMINEES. adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows. This proxy revokes all prior proxies For Against Abstain given by the undersigned. This proxy may be revoked prior to its exercise by written 2. To ratify the appointment of BDO Seidman, notice, personally at the annual meeting, or by a subsequently dated proxy. LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007. The Board of Directors recommends a vote “FOR” proposal 2. (When signing as Attorney, Executor, Administrator, Trustee, Guardian, please give full title. If more than one Trustee, all should sign. All joint owners should sign.) This proxy is solicited by the Board of Directors and confers authority to vote “FOR” the nominee noted above, and “FOR” proposal 2 above unless otherwise marked. If any other business is presented properly at the meeting,or at any adjournment or postponement thereof, this proxy shall be voted in accordance with the recommendations of the Board of Directors. All shares represented by properly executed proxies will be voted as directed. Please be sure to sign and date Date this Proxy in the box below. PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. Stockholder sign above Co-holder (if any) sign above ? Detach above card, date, sign and mail in postage-paid envelope provided. ? CITIZENS FIRST BANCORP, INC. The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 20, 2007 and an Annual Report to Stockholders. Please sign exactly as your name appears on this card. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. ___